Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE
CONTACT: Chris L. Nines
                       (512) 433-5210
FORESTAR ANNOUNCES TIMBERLAND SALE FOR $75 MILLION
Definitive Agreement with Plum Creek for sale of 50,000 acres
     AUSTIN, TEXAS, JULY 7, 2011—Pursuant to previously announced strategic initiatives, Forestar Group Inc. (NYSE: FOR) today announced that it entered into a definitive agreement with Plum Creek Timber Company, Inc. to sell approximately 50,000 acres of timberland for approximately $75 million in a cash transaction. The timberlands are located in Georgia and Alabama and the sale is expected to close in third quarter 2011. Forestar will reserve mineral rights and will retain an option to acquire the mitigation rights to approximately 1,000 acres for use in mitigation banks.
     “This sale represents a significant step toward completing our strategic initiatives to enhance shareholder value. We have executed definitive agreements for the sale of approximately 166,000 acres of timberland in Georgia, Alabama and Texas for almost $270 million. Since announcing the initiatives, we have reduced debt by over $120 million and repurchased over one million shares of common stock,” said Jim DeCosmo, president and chief executive officer.
About Forestar Group
     Forestar Group Inc. operates in three business segments: real estate, mineral resources and fiber resources. The real estate segment owns directly or through ventures approximately 219,000 acres of real estate located in nine states and twelve markets in the U.S. The real estate segment has 18 real estate projects representing over 29,600 acres currently in the entitlement process, and 73 entitled, developed and under development projects in seven states and eleven markets encompassing almost 15,800 acres, comprised of over 27,200 planned residential lots and over 2,300 commercial acres. The mineral resources segment manages about 604,000 net acres of oil and gas mineral interests. The fiber resources segment includes the sale of wood fiber and management of our recreational leases. The company also has a 45% nonparticipating royalty interest in groundwater produced or withdrawn for commercial purposes from approximately 1.4 million acres in Texas, Louisiana, Georgia and Alabama and about 17,800 acres of ground water leases in Central Texas. Forestar’s address on the World Wide Web is www.forestargroup.com.

Forward-looking Statements
This release contains “forward-looking statements” within the meaning of the federal securities laws. These statements reflect management’s current views with respect to future events and are subject to risk and uncertainties. We note that a variety of factors and uncertainties could cause our actual results to differ significantly from the results discussed in the forward-looking statements. Factors and uncertainties that might cause such differences include, but are not limited to: general economic, market, or business conditions; the opportunities (or lack thereof) that may be presented to us and that we may pursue; fluctuations in costs and expenses including development costs; demand for new housing, including impacts from mortgage credit availability; lengthy and uncertain entitlement processes; cyclicality of our businesses; accuracy of accounting assumptions; competitive actions by other companies; changes in laws or regulations; and other factors, many of which are beyond our control. Except as required by law, we expressly disclaim any obligation to publicly revise any forward-looking statements contained in this news release to reflect the occurrence of events after the date of this news release.

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